Red Mountain Resources, Inc. 10-K
Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-186064) and Form S-3 (File Nos. 333-186076 and 333-188361) of Red Mountain Resources, Inc. (the “Company”) of our report dated September 22, 2011 (except with respect to our opinion on the financial statements insofar as it relates to the effects of the changes in accounting for oil and gas operations as of and for the year ending May 31, 2011 as discussed in Note 4, as to which the date is October 21, 2011 and the effects relating to the retrospective presentation of the recapitalization of the company in the statements of stockholders’ equity as described in Note 1 as to which the date is September 11, 2012), relating to our audit of the financial statements of the Company (formerly Black Rock Capital, Inc. and Black Rock Capital, LLC) for the fiscal year ended May 31, 2011, which report appears in this Annual Report on Form 10-K of Red Mountain Resources, Inc. for the fiscal year ended May 31, 2013.

/s/ L J Soldinger Associates LLC

Deer Park, Illinois
September 12, 2013